Exhibit 10.1

COMMERCIAL SHARED-LOSS AGREEMENT

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

COMMERCIAL SHARED-LOSS AGREEMENT

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

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5.4	Notification of Related Loans	18
5.5	Auditor’s Report; Right to Audit	18
5.6	Accounting Principles and Policies	20
5.7	Records and Reports	20

ARTICLE 6. MISCELLANEOUS		21

6.1	Expenses	21
6.2	Successors and Assigns	21
6.3	Waiver of Jury Trial	22
6.4	No Third Party Beneficiary	22
6.5	Consent; Determination or Discretion	22
6.6	Rights Cumulative	22
6.7	References	22
6.8	Incorporation by Reference	23
6.9	Counterparts	23
6.10	Governing Law	23
6.11	Notice	23

ARTICLE 7. DISPUTE RESOLUTION		24

7.1	Methods of Resolution	24
7.2	Informal Resolution	24
7.3	Resolution by Non-Binding Dispute Resolution Proceeding	24
7.4	Confidentiality of Compromise Negotiations	25
7.5	Payment Resulting from Compromise Negotiations	25
7.6	Resolution by AI Chartering Authority	25
7.7	Formal Resolution	26
7.8	Effectiveness of Agreement Pending Dispute	27
7.9	Governing Rules for Arbitration	27
7.10	Review Board Proceedings	27
7.11	Impartiality; Communication with Members	28
7.12	Review Board Requirements	28
7.13	Written Award	28
7.14	Payments	29
7.15	Limitations on Awards	29
7.16	Fees, Costs and Expenses	29
7.17	Binding and Conclusive Nature	29
7.18	No Precedent	29
7.19	Confidentiality; Proceedings, Information and Documents	30

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

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7.20	Extension of Time Periods	30
7.21	Venue	30
7.22	Privilege	30

ARTICLE 8. DEFINITIONS		30

EXHIBITS

Exhibit 2.4	True-Up	43
Exhibit 5.2	Form of Quarterly Certificate	44

SCHEDULES

Schedule 4.15 B Assets Subject to Loss Sharing Pursuant to the Commercial Shared-Loss Agreement		47
Schedule 4.15D Shared-Loss Subsidiaries, Subsidiary Shared-Loss Loans and Subsidiary ORE		48

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

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COMMERCIAL SHARED-LOSS AGREEMENT

This Commercial Shared-Loss Agreement, including the Exhibits attached hereto and incorporated herein by this reference (collectively, this “Agreement”), is made pursuant to and as of the date of that certain Purchase and Assumption Agreement (the “Purchase and Assumption Agreement”) between the FEDERAL DEPOSIT INSURANCE CORPORATION, RECEIVER OF SILICON VALLY BRIDGE BANK, SANTA CLARA, CALIFORNIA (the “Receiver”), FIRST-CITIZENS BANK & TRUST COMPANY, organized under the laws of the State of North Carolina, and having its principal place of business in RALEIGH, NORTH CAROLINA (the “Assuming Institution”). Each of the Receiver and the Assuming Institution sometimes is referred to in this Agreement as a “Party.”

This Agreement shall be valid and effective only if the Assuming Institution has purchased Shared-Loss Assets pursuant to the Purchase and Assumption Agreement.

In consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE 1. GENERAL.

1.1. Purpose. The purpose of this Agreement is to set forth, among other things, requirements regarding management, administration and collection of Shared-Loss Assets by the Assuming Institution and procedures for notices, consents, reporting and payments.

1.2. Relationship with Purchase and Assumption Agreement. To the extent that any inconsistencies may arise between the terms of the Purchase and Assumption Agreement and this Agreement with respect to the subject matter of this Agreement, the terms of this Agreement shall control.

1.3. Defined Terms. The capitalized terms used in this Agreement have the meanings set forth in Article 8.

ARTICLE 2. SHARED-LOSS ARRANGEMENT.

2.1. Accounting for and Management of Shared-Loss Assets.

(a) Initial Values. The Assuming Institution shall record each Shared-Loss Asset on the AI Accounting Records at its respective Book Value as of the Commencement Date.

(b) Adjustments. After the Commencement Date, the Assuming Institution shall adjust the Book Value of each Shared-Loss Asset in accordance with this Agreement and Article VIII of the Purchase and Assumption Agreement.

(c) Management. At all times the Assuming Institution shall manage and account for the Shared-Loss Assets in accordance with this Agreement (including the Management Standards).

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(d) Receiver Approval. Notwithstanding any provision of this Agreement to the contrary or the Assuming Institution’s compliance with GAAP, after the Commencement Date the Assuming Institution’s representation of any value or calculation with respect to the Shared-Loss Assets is subject to the Receiver’s acceptance and approval.

2.2. Payments with Respect to Shared-Loss Assets.

(a) Calculation and Method of Payments. Subject to all provisions of this Agreement, the Parties shall make the payments set forth in this Article 2. All payments made by a Party pursuant to this Agreement shall be made in the lawful currency of the United States by electronic funds transfer of immediately available funds from the payor to the payee in accordance with instructions specified by the payee from time to time pursuant to written notice delivered in accordance with Section 6.11.

(b) Timing of Payments.

(i) Payments by the Receiver pursuant to this Article 2 shall be made within sixty (60) days following the Receiver’s determination that (A) the Quarterly Certificate with respect to the applicable Shared-Loss Quarter or Recovery Quarter, as applicable, is true, complete, correct, timely and in compliance with the requirements of this Agreement and (B) the Assuming Institution has provided to the Receiver in a timely manner all requested supporting or explanatory material and information concerning such Quarterly Certificate.

(ii) Payments by the Assuming Institution pursuant to this Article 2 shall be made on or before the due date for the Quarterly Certificate for the applicable Shared-Loss Quarter or Recovery Quarter, as applicable.

(c) Source of Receiver’s Funds. Payment obligations of the Receiver with respect to this Agreement shall be treated as administrative expenses of the Receiver pursuant to 12 U.S.C. Section 1821(d)(11). To the extent that the Receiver requires funds to make payments relating to Shared-Loss Assets pursuant to this Agreement, the Receiver shall request funds pursuant to the Individual Loan and Security Agreement (“ILSA”) between the FDIC in its corporate capacity (“Corporation”) and the Receiver, with respect to the receivership. Notwithstanding any provision of the foregoing to the contrary, however, nothing set forth in this Section 2.2(c) (A) shall make the Assuming Institution a third-party beneficiary with respect to the ILSA or (B) shall grant or transfer to the Assuming Institution any rights or privileges whatsoever with respect to the ILSA.

(d) Shared-Loss Subsidiaries. The total payment obligation of the Receiver to the Assuming Institution for Covered Loss with respect to any Subsidiary Shared-Loss Loan and Subsidiary ORE shall not exceed the Applicable Percentage of the Investment in Subsidiary of each Shared-Loss Subsidiary, if any, identified on Schedule 4.15D as the owner of each such Subsidiary Shared-Loss Loan or Subsidiary ORE.

(e) Shared-Loss Assets. The total payment obligation of the Receiver to the Assuming Institution for Covered Loss with respect to any Shared-Loss Loan (other than any Subsidiary Shared-Loss Loan) shall not exceed the Applicable Percentage of the amount equal to the sum of (i) the initial Book Value of such Shared-Loss Loan set forth on Schedule 4.15B plus (ii) any unfunded Commitment with respect to such Shared-Loss Loan, as set forth on Schedule 4.15B. The total payment obligation of the Receiver to the Assuming Institution for Covered Loss with respect to any Acquired ORE (other than any Subsidiary ORE) shall not exceed the Applicable Percentage of the initial Book Value of such Acquired ORE set forth on Schedule 4.15B.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

2.3. Payments Applicable to Shared-Loss Quarters. For each Shared-Loss Quarter, pursuant to the applicable Quarterly Certificate, one of the payments described in Section 2.3(a) or 2.3(b) below shall be made, as appropriate, with respect to the Shared-Loss Assets:

(a) Covered Loss Payments by the Receiver. The Receiver shall pay to the Assuming Institution the Applicable Percentage of the “Covered Loss,” which is an amount equal to the sum of:

(i) Charge-Offs; minus

(ii) Recoveries; minus

(iii) Collections on Fully Charged-Off Assets.

(b) Covered Gain Payments by the Assuming Institution. If the result of the calculation described in Section 2.3(a) is a negative amount (the “Covered Gain”), the Assuming Institution shall pay an amount equal to the Applicable Percentage of such Covered Gain to the Receiver.

2.4. Payments Applicable to Recovery Quarters. For each Recovery Quarter, pursuant to the applicable Quarterly Certificate, the Assuming Institution shall pay to the Receiver an amount equal to:

(a) the Applicable Percentage of Recoveries with respect to Shared-Loss Assets; plus

(b) Collections on Fully Charged-Off Assets.

2.5. True-Up Payment and Calculation.

(a) Payment Obligation of the Assuming Institution. If the Assuming Institution’s Bid Amount, as set forth in Article VII of the Purchase and Assumption Agreement, includes an “Acquired Asset discount bid” (as such term is used in the Purchase and Assumption Agreement) which represents five percent (5%) or more of the purchase price of the Acquired Assets determined in accordance with Article III of the Purchase and Assumption Agreement, the Assuming Institution shall pay to the Receiver on the True-Up Date any positive amount resulting from the calculation set forth in Exhibit 2.5 which will be capped at the amount of one billion, five hundred million dollars ($1,500,000,000).

(b) Reporting of Calculation. On or before the True-Up Date the Assuming Institution shall deliver to the Receiver a schedule, certified as true, complete and correct by the chief executive officer or the chief financial officer of the Assuming Institution, setting forth in reasonable detail the calculation described in Exhibit 2.5, including the calculation of the Net Loss Amount (if any).

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

2.6. Limitation on Payments.

(a) Receiver’s Right to Withhold Payment. Notwithstanding any other provision of this Article 2 to the contrary, the Receiver may elect to withhold any amount requested in a Quarterly Certificate (a “Withheld Amount”) if the Receiver determines that:

(i) with respect to a particular Shared-Loss Asset, the Assuming Institution has not complied, or is not complying, with the Management Standards or any other requirement or obligation set forth in this Agreement applicable with respect to such Shared-Loss Asset;

(ii) the Assuming Institution has failed to comply with the requirements set forth in Section 5.5, including permitting the Receiver, its agents, contractors and/or employees to perform the operational and compliance audit, and to make the assessment, described in Section 5.5(c);

(iii) a retroactive accounting adjustment is required pursuant to Section 5.5(c) and such adjustment results in a payment being due to the Receiver;

(iv) a Quarterly Certificate is untrue, incomplete, incorrect or untimely or otherwise is not in compliance with the requirements of this Agreement;

(v) a Charge-Off of a Shared-Loss Asset should not have been effected by the Assuming Institution;

(vi) there is a reasonable basis pursuant to the terms of this Agreement for denying the eligibility of amounts included in a Quarterly Certificate for which reimbursement or payment is sought; or

(vii) the Receiver is entitled to a payment from the Assuming Institution pursuant to the terms of this Agreement, whether or not reported on any Quarterly Certificate, that has not been made when and as due.

(b) Opportunity to Cure; Payment.

(i) In the event that the Receiver elects to withhold a Withheld Amount pursuant to Section 2.6(a), the Receiver shall provide the Assuming Institution with notice (a “Withholding Notice”) detailing the grounds for withholding such Withheld Amount and requiring the Assuming Institution to deliver to the Receiver a revised Quarterly Certificate for the relevant Shared-Loss Quarter or Recovery Quarter (a “Revised Quarterly Certificate”) that sets forth only those amounts included on the original Quarterly Certificate that are not Withheld Amounts (“Disbursement Amounts”).

(ii) The Receiver shall pay to the Assuming Institution the Disbursement Amounts included on a Revised Quarterly Certificate within thirty (30) days following the Receiver’s receipt of the Revised Quarterly Certificate or, if later, on or before the date that the Receiver otherwise would be required to make such payment (absent any withholding) pursuant to Section 2.2(b)(i).

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(iii) Upon receipt of a Withholding Notice, the Assuming Institution shall cure any deficiency set forth in such Withholding Notice within thirty (30) days of receipt of such Withholding Notice. If the Assuming Institution demonstrates to the satisfaction of the Receiver that the grounds for withholding a Withheld Amount were incorrect initially, no longer exist or have been cured, the Assuming Institution shall include the amount that the Receiver determines is eligible for payment on the Quarterly Certificate that the Assuming Institution next delivers to the Receiver in accordance with the other provisions of this Agreement (a “Subsequent Quarterly Certificate”), in which event the Receiver shall pay such amount when and as the Receiver pays any Disbursement Amounts set forth on such Subsequent Quarterly Certificate in accordance with this Agreement; provided, however, that there may be no Subsequent Quarterly Certificate following the Final Quarterly Certificate.

(iv) If the Assuming Institution does not cure any such deficiency within the required period of time, the Receiver may continue to withhold a Withheld Amount as described in Section 2.6(a), but such withholding will not affect the Receiver’s obligation to make any other payment properly due pursuant to this Agreement; provided, however, that nothing set forth in this Section 2.6(b)(iv) is intended to limit the Receiver’s rights set forth in the other provisions of this Section 2.6, or any other right of the Receiver pursuant to this Agreement or otherwise, to withhold payments that the Assuming Institution has requested in a Quarterly Certificate.

(c) Adjustments. In the event that the Receiver withholds payment (or any part thereof) with respect to a Charge-Off of a Shared-Loss Asset or determines pursuant to Section 2.6(a) that any payment was improperly made, the Assuming Institution and the Receiver shall make, upon final resolution of such issue, such accounting adjustments and payments as might be necessary to give retroactive effect to such actions, including making the necessary adjustments to the Covered Loss or Covered Gain for the affected Quarterly Certificates.

(d) Interest on Payments. Any payment of a Withheld Amount by the Receiver pursuant to Section 2.6(b)(iii) shall be made together with interest on such Withheld Amount that accrues commencing on the date that is fifteen (15) days after the date on which payment was agreed or determined to be due through, but excluding, the date on which such amount is actually paid; provided, however, that no such interest shall be due or owing if such payment by the Receiver pursuant to Section 2.6(b)(iii) is made on or before the date on which the Receiver otherwise would be required to make such payment (absent any permitted withholding) pursuant to Section 2.2(b)(i). The annual interest rate shall be determined by the Receiver based on the coupon equivalent of the three (3)-month U.S. Treasury Bill Rate in effect as of the first Business Day of each Calendar Quarter during which such interest accrues, as reported in the Federal Reserve Board Statistical Release for Selected Interest Rates H.15 opposite the caption “Treasury bills (secondary market), 3-Month” or, if not so reported for such day, for the next preceding Business Day for which such rate was so reported.

2.7. Permitted Advances and Amendments. Pursuant to this Agreement, certain advances with respect to a Shared-Loss Loan and certain amendments with respect to a Shared-Loss Loan or a Shared-Loss Loan Commitment made by the Assuming Institution may be permissible additions to the Book Value of the respective Shared-Loss Asset and may entitle such Shared-Loss Asset to retain its status as such, if certain criteria, as set forth below, are satisfied:

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(a) Permitted Advance. A “Permitted Advance” is an advance on a Shared-Loss Loan that is made by the Assuming Institution in good faith, justified by contemporaneous supporting documentation in the Credit File, in accordance with the applicable requirements set forth in Article 3 and the then-effective written internal credit policy guidelines of the Assuming Institution and in accordance with the following criteria:

(i) it is an advance made by the Assuming Institution or a legally binding obligation by the Assuming Institution to advance funds and, in either case, funds are advanced fully within one (1) year from the Commencement Date; and

(A) the sum of the following is less than 110% of the Book Value of such Shared-Loss Loan after such advance has been made:

(1) the Book Value of such Shared-Loss Loan; plus

(2) the unfunded amount of the legally binding commitment referred to in Section 2.7(a)(i) with respect to that Shared-Loss Loan;

(B) the Assuming Institution has not effected a Charge-Off with respect to that Shared-Loss Loan; and

(C) no Shared-Loss Loan Commitment exists for such Shared-Loss Loan; or

(ii) it is an advance made by the Assuming Institution that the Assuming Institution determines is necessary to preserve or secure the value of the collateral for a Shared-Loss Loan. In making such determination, the Assuming Institution shall apply in an impartial manner the same criteria as it would if the Shared-Loss Loan were owned by the Assuming Institution or any of its Affiliates and were not a Shared-Loss Asset.

(b) Permitted Amendment. A “Permitted Amendment” is, with respect to any Shared-Loss Loan Commitment or Shared-Loss Loan, any amendment, modification, renewal or extension thereof, or any waiver of any term, right or remedy thereunder, that is made by the Assuming Institution in good faith, justified by contemporaneous supporting documentation in the Credit File, in accordance with the applicable requirements set forth in Article 3 and the then-effective written internal credit policy guidelines of the Assuming Institution. A Permitted Amendment also must satisfy the following criteria:

(i) the sum of the following is less than 110% of the Book Value of such Shared-Loss Loan after such amendment or modification has been made:

(A) the Book Value of such Shared-Loss Loan; plus

(B) the unfunded amount of any applicable Shared-Loss Loan Commitment, inclusive of amounts advanced pursuant to such amendment, modification, renewal or extension; and

(ii) with respect to a Shared-Loss Loan Commitment or Shared-Loss Loan that is not a revolving line of credit, it does not increase the amount of principal (A) then remaining available to be advanced by the Assuming Institution pursuant to the Shared-Loss Loan Commitment or (B) then outstanding under the Shared-Loss Loan beyond the limit provided in Section 2.7(b)(i); or

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(iii) with respect to a Shared-Loss Loan Commitment or Shared-Loss Loan that is a revolving line of credit, it does not increase the maximum amount of principal authorized as of the Bank Closing Date to be outstanding at any one time pursuant to the underlying revolving line of credit relationship with the debtor beyond the limit provided in Section 2.7(b)(i) (regardless of the extent to which such revolving line of credit may have been funded as of the Bank Closing Date or subsequently may have been funded and/or repaid).

The Assuming Institution acknowledges and agrees that, notwithstanding any of the foregoing provisions of this Section 2.7 to the contrary, if a Permitted Amendment extends the term of a Shared-Loss Loan Commitment or Shared-Loss Loan beyond the later to occur of (I) the end of the final Shared-Loss Quarter or (II) the term that existed as of the Bank Closing Date, such Permitted Amendment does not extend shared-loss coverage beyond the final Shared-Loss Quarter (which cannot be (and is not) extended by a Permitted Amendment).

2.8. Recovery.

(a) Calculation of a Recovery. A “Recovery” is the sum of the following amounts (without duplication) for any Shared-Loss Quarter or Recovery Quarter, as the case might be, subject to the limitations and exceptions set forth in Section 2.8(b):

(i) collections by or on behalf of the Assuming Institution on Charge-Offs of a Shared-Loss Asset effected by the Assuming Institution prior to the end of the final Shared-Loss Quarter;

(ii) collections by or on behalf of the Assuming Institution on Failed Bank Charge-Offs;

(iii) collections by or on behalf of the Assuming Institution on any Acquired Asset on which a Failed Bank Charge-Off has been effected, to the extent that such collections exceed the Book Value of such Acquired Asset;

(iv) Collections on Fully Charged-Off Assets;

(v) ORE Income;

(vi) the amount of any fee or other consideration received by or on behalf of the Assuming Institution for any amendment, modification, renewal, extension, refinance, restructure, commitment, sale or other similar action with respect to a Shared-Loss Loan as to which there exists a Failed Bank Charge-Off or as to which a Charge-Off has been effected by the Assuming Institution during or prior to such period, not to exceed the total of any related Failed Bank Charge-Offs and Charge-Offs made or incurred with respect to the particular Shared-Loss Loan; and

(vii) interest income, if any.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(b) Limitations and Exceptions. In calculating a Recovery, the following shall not be included:

(i) amounts paid by the Receiver to the Assuming Institution pursuant to Article 2;

(ii) amounts received by or on behalf of the Assuming Institution with respect to Charge-Offs effected by the Assuming Institution after the final Shared-Loss Quarter; and

(iii) the amount of any gain with respect to Shared-Loss Loans and ORE (including Subsidiary ORE) included in a Recovery that exceeds the total amount of any Failed Bank Charge-Offs and Charge-Offs with respect to the particular Shared-Loss Asset.

(c) Order of Application. For the purpose of calculating Recoveries, the Assuming Institution shall apply any collections received on an Acquired Asset not otherwise applied to reduce the Book Value of such Acquired Asset, if applicable, in the following order:

(i) to Charge-Offs, Failed Bank Charge-Offs and Fully Charged-Off Assets; and

(ii) to interest income.

(d) Interest Income as a Recovery. Notwithstanding any provision of this Agreement to the contrary, any interest income that the Assuming Institution receives with respect to a Shared-Loss Loan, whether or not there exists a Failed Bank Charge-Off and whether or not a Charge-Off has been effected by the Assuming Institution, is to be treated as a Recovery (subject to the limitations set forth in Section 2.8(e)).

(e) Maximum Amount of Interest Income. The amount of any interest income included as a Recovery with respect to a Shared-Loss Loan subject to Section 2.8(d) shall not exceed the total of the following with respect to such Shared-Loss Loan:

(i) Failed Bank Charge-Offs; and

(ii) Charge-Offs effected by the Assuming Institution during or prior to the period in which the amount of a Recovery is being determined.

(f) Application of Collections. Any collections on a Shared-Loss Loan that are not applied to reduce Book Value of principal or recognized as interest income shall be applied pursuant to Section 2.8(c).

2.9. Treatment as a Shared-Loss Asset.

(a) Loss of Right to Receive Shared-Loss Asset Payments. The Assuming Institution shall not be entitled to payments pursuant to this Agreement with respect to a Shared-Loss Asset if the Receiver determines that the Assuming Institution or any Affiliate of the Assuming Institution:

(i) has sold or otherwise transferred such Shared-Loss Asset or any interest therein (whether with or without recourse) to any Person, other than in compliance with this Agreement;

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(ii) has made any additional advance, commitment or increase in the amount of a Commitment with respect to such Shared-Loss Asset that does not constitute a Permitted Advance or a Shared-Loss Loan Commitment Advance, in which case the entire Shared-Loss Asset shall not be entitled to such payments;

(iii) if such Shared-Loss Asset is a Shared-Loss Loan, has made any amendment, modification, renewal or extension of such Shared-Loss Loan, or any waiver of any term, right or remedy thereunder, that does not constitute a Permitted Amendment;

(iv) has managed, administered or collected any Related Loan in a manner which would increase the amount of any collections with respect to that Related Loan to the detriment of the Shared-Loss Asset to which such loan is related; or

(v) has failed to manage, administer or collect such Shared-Loss Asset in accordance with all provisions of this Agreement, including consistently failing (A) to adhere to and act in accordance with the Management Standards or (B) to provide true, complete, correct timely certificates and reports as required pursuant to Article 5.

Upon determination by the Receiver that any of the foregoing circumstances exists with respect to an asset and that the Assuming Institution shall not be entitled to payments pursuant to this Agreement with respect to such asset, as evidenced by written notice from the Receiver to the Assuming Institution, such asset shall not be treated as a Shared-Loss Asset pursuant to this Agreement.

(b) Effective Date of Loss of Shared-Loss Asset Treatment. If any of the actions described in Section 2.9(a) occur with respect to a Shared-Loss Asset, the Receiver shall not be obligated to make any payments to the Assuming Institution with respect to such Shared-Loss Asset after the date of occurrence of such action and the Receiver may require reimbursement of all prior payments made by the Receiver with regard to such Shared-Loss Asset. In the event that the Receiver withholds payment or requires repayment pursuant to any provision of this Agreement, the Assuming Institution and the Receiver shall make such accounting adjustments and payments as may be necessary to give retroactive effect to such actions, including making the necessary adjustments to Covered Loss or Covered Gain on the affected Quarterly Certificates.

(c) Treatment of Recoveries. Notwithstanding Sections 2.9(a) and 2.9(b), a Shared-Loss Loan that has been the subject of any Charge-Offs prior to the occurrence of any action described in Section 2.9(a) shall be treated as a Shared-Loss Asset for the purpose of calculating Recoveries on such Charge-Offs, provided that the amount of Recoveries shall be limited to the amount of such Charge-Offs that do not constitute Withheld Amounts or for which the Receiver has not required repayment.

2.10. Receiver’s Option to Purchase.

(a) Exercise of Option to Purchase. At any time on or prior to the Coverage Termination Date, the Receiver shall have the option, exercisable by notice to the Assuming Institution, to purchase an Acquired Asset on which a Failed Bank Charge-Off has been effected or a Shared-Loss Asset on which a Failed Bank Charge-Off has been effected that meets any one (1) of the following criteria:

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(i) the Shared-Loss Asset has been partially charged-off and the Receiver determines that the Assuming Institution is not diligently pursuing collection efforts with respect to such Shared-Loss Asset;

(ii) the Shared-Loss Asset has been fully charged-off; or

(iii) the Shared-Loss Asset is a Related Loan required to be included in a schedule pursuant to Section 5.4.

(b) Transfer by the Assuming Institution. Within ten (10) Business Days following the date upon which the Assuming Institution receives notice pursuant to Section 2.10(a), the Assuming Institution shall transfer to the Receiver such Shared-Loss Asset or Acquired Asset and all Credit Files and Accounting Records relating thereto and shall take all such other actions as may be necessary and appropriate to assign, transfer and convey such Shared-Loss Asset or Acquired Asset to the Receiver. All costs and expenses incurred in connection with any such transfer of a Shared-Loss Asset or Acquired Asset shall be borne by the Assuming Institution.

(c) Payment by the Receiver. Within fifteen (15) Business Days after the date upon which the Assuming Institution transfers the Shared-Loss Asset or Acquired Asset pursuant to Section 2.10(b), the Receiver shall pay to the Assuming Institution a purchase price equal to:

(i) (A) in the case of a Shared-Loss Loan, the principal amount of such Shared-Loss Loan and any fees or penalties due from an Obligor (subject to the limitations set forth at Section 2.10(d)), as stated on the AI Accounting Records on the date as of which such purchase price is determined (regardless of the Legal Balance thereof); or

    (B) in the case of an Acquired Asset or a Shared-Loss Asset other than a Shared-Loss Loan, the Book Value of such Acquired Asset or Shared-Loss Asset, as stated on the AI Accounting Records, on the date as of which such purchase price is determined;

minus

(ii) the Related Liability Amount applicable to any Related Liabilities related to such Shared-Loss Asset or Acquired Asset.

(d) Limitations on Payment by the Receiver. In the case of the repurchase of a Shared-Loss Asset or Acquired Asset:

(i) the price paid pursuant to Section 2.10(c) shall not include any accrued interest, whether collected or uncollected, for any period with respect to such Shared-Loss Asset or Acquired Asset; and

(ii) the Receiver shall be entitled to any collections received by the Assuming Institution from the date of transfer of such Shared-Loss Asset or Acquired Asset to the Receiver, no matter when such collections accrued or became due, which collections shall be paid by the Assuming Institution to the Receiver within five (5) days of receipt and in any event no later than simultaneously with delivery of the next Quarterly Certificate.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(e) Receiver’s Assumption of Related Liabilities. The Receiver shall assume all Related Liabilities with respect to any Shared-Loss Asset or Acquired Asset repurchased pursuant to this Section 2.10 with effect from the date of transfer of such Shared-Loss Asset or Acquired Asset.

ARTICLE 3. ADMINISTRATION OF SHARED-LOSS ASSETS.

3.1. Management Standards Regarding Administration. During the term of this Agreement the Assuming Institution shall manage, administer and collect all Shared-Loss Assets while owned by it or any of its Affiliates (including any sales of Shared-Loss Assets pursuant to Article 4) in accordance with the requirements and obligations regarding management, administration and collection of Shared-Loss Assets set forth in this Agreement, including this Article 3 (the “Management Standards”). Failure of the Assuming Institution, any of its Affiliates or any Third Party Servicer to comply with the Management Standards with respect to any Shared-Loss Asset shall constitute a material breach of this Agreement. If the Receiver determines that the Assuming Institution is not in compliance with the Management Standards with respect to any Shared-Loss Asset, it shall notify the Assuming Institution of the breach and, after providing such notification, may exercise any or all remedies available to it pursuant to this Agreement or applicable Laws.

3.2. Assuming Institution’s Obligations. In the discharge of its obligations (including its obligations with respect to any sales of Shared-Loss Assets pursuant to Article 4, and including such obligations as are performed by the Assuming Institution, an Affiliate of the Assuming Institution or a Third Party Servicer), the Assuming Institution at all times shall act in accordance with usual and prudent business and banking practices and its best business judgment. Without limiting the generality of the foregoing, the Assuming Institution shall observe and adhere to the specific obligations set forth in this Section 3.2.

(a) Charge-Offs and Recoveries. The Assuming Institution shall effect Charge-Offs and collect Recoveries with respect to each Shared-Loss Asset in a manner consistent with the Assuming Institution’s (or, if applicable, a Third Party Servicer’s) practices and procedures, including applicable Laws, and the written internal credit policy guidelines of the Assuming Institution (or, if applicable, of a Third Party Servicer) in effect from time to time, with respect to the effectuation of charge-offs and the collection of recoveries with respect to loans, real estate and repossessed collateral that do not constitute Shared-Loss Assets.

(b) Losses and Collections. Notwithstanding any other provision of this Section 3.2 to the contrary, at all times the Assuming Institution shall (and shall cause each of its Affiliates and Third Party Servicers to) minimize losses and maximize collections with respect to, and manage and administer (including with respect to any sale of a Shared-Loss Asset), each Shared-Loss Asset without favored treatment for any assets owned by the Assuming Institution or any of its Affiliates that are not Shared-Loss Assets.

(c) Loss Mitigation Procedures. At the request of the FDIC, the Assuming Institution shall deliver its existing written internal credit policy statements/guidelines governing loan restructuring and modifications (“Loss Mitigation Policies”) which should include, among other things, the Assuming Institution’s policies governing A/B note restructures, balloon loans approaching maturity, interest only loans, short sales, deeds in lieu of foreclosure, foreclosure sales, charge-offs, appraisal policies and recoveries of deficiencies. The Assuming Institution shall adopt loss mitigation procedures for the Shared-Loss Loans which are consistent with its Assuming Institution’s Loss Mitigation Policies.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(d) Loss Mitigation Plans. The Assuming Institution shall implement appropriate loss mitigation plans with respect to Shared-Loss Loans in default or for which a default is reasonably foreseeable for the minimization of losses:

(i) the loss mitigation plans shall require the Assuming Institution to evaluate the feasibility of prudent loan restructurings, loan workout and any other appropriate methods of loss mitigation prior to taking any foreclosure or other legal actions.

(ii) the Assuming Institution’s documentation of its evaluations and cost analysis of the loss mitigation strategy used to maximize collections on Shared-Loss Loans will be utilized for purposes of evaluating loss claims and also the Assuming Institution’s compliance with the Management Standards of this Agreement.

(iii) the Assuming Institution shall conduct an evaluation of the governing provisions of all agreements and related loan documents regarding Shared-Loss Loans that are not wholly owned by the Assuming Institution such as syndicated loans, shared national credits and loan participations (“Participated Loan Agreements”) to determine if any of the Assuming Institution’s rights and obligations under such agreements are inconsistent with the Management Standards of this Agreement. Each such evaluation shall be documented and retained by the Assuming Institution. Loan modification and management strategies for Shared-Loss Loans subject to the Participated Loan Agreements that are in conflict or inconsistent with the terms of this Agreement, including but not limited to the provisions of Section 2.8 governing Permitted Amendments and Permitted Advances, should be evaluated by the Assuming Institution and presented to the FDIC for a case specific approval, if the Assuming Institution’s analysis indicates that the particular strategy will minimize the loss on the Shared-Loss Loan(s) subject to the terms of such Participated Loan Agreement. The Assuming Institution’s credit analysis for Shared-Loss Loans subject to the Participated Loan Agreements must be consistent with the Assuming Institution’s current underwriting practices for non-participated Shared-Loss Loans.

(iv) the Assuming Institution may transfer its interest in or otherwise contribute Shared-Loss Loan collateral of nominal value (after consideration of foreclosure, holding and marketing costs) which may have potential use by local governmental entities, public agencies, or non-profit agencies for community development, provided that the Assuming Institution can clearly and unequivocally demonstrate that the collateral is conveyed pursuant to a least loss disposition strategy. In such cases, the Assuming Institution shall document the lien release for the transferred collateral prior to submitting a final loss claim.

(e) Certificates, Notifications and Reports. The Assuming Institution shall provide to the Receiver in a timely manner such certificates, notifications and reports either the Assuming Institution is required to provide pursuant to this Agreement or that the Receiver reasonably requests, including the certificates, notifications and reports required by Article 5.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(f) Monitoring by Receiver. At any time the Assuming Institution shall permit the Receiver to monitor the Assuming Institution’s performance of its responsibilities and duties pursuant to this Agreement.

(g) Adoption and Implementation of Systems. The Assuming Institution shall adopt and implement accounting, reporting, record-keeping and similar systems with respect to each Shared-Loss Asset that are required pursuant to Sections 5.6 and 5.7.

(h) Sufficient Staff. At all times the Assuming Institution shall retain sufficient staff to discharge its obligations pursuant to this Agreement.

(i) No Preference to Related Loans. At no time shall the Assuming Institution manage, administer or collect a Related Loan in a manner that would increase the amount of any collections with respect to the Related Loan to the detriment of the Shared-Loss Asset to which such Related Loan is related.

(j) Adherence to Management Standards. The Assuming Institution shall cause each of its Affiliates to which it transfers any Shared-Loss Asset and each Third Party Servicer to act in accordance with the Management Standards.

3.3. Third Party Servicers and Affiliates.

(a) Appointment of Third Party Servicers.

(i) With the prior consent of the Receiver, the Assuming Institution may perform any of its obligations and/or exercise any of its rights pursuant to this Agreement through one or more Third Party Servicers. The Assuming Institution shall notify the Receiver at least forty (40) days prior to the proposed appointment of a Third Party Servicer. Such notice must include information regarding the Third Party Servicer’s relevant experience, qualifications, financial strength and any pending litigation in relation to servicing activities and information regarding contact persons and contact information for the Third Party Servicer. In the case of a Third Party Servicer that is an Affiliate of the Assuming Institution, the notice shall include an express statement that the Third Party Servicer is an Affiliate. The Receiver may object to the proposed appointment of a Third Party Servicer by giving the Assuming Institution notice that it so objects within thirty (30) days following the Receiver’s receipt of the notice of the proposed appointment. The appointment of a Third Party Servicer by the Assuming Institution or any of its Affiliates shall not release the Assuming Institution from any obligation or liability pursuant to this Agreement or otherwise with respect to a Shared-Loss Asset, and the Assuming Institution shall be responsible to the Receiver for any and all acts or omissions of any Third Party Servicer.

(ii) The Assuming Institution must provide to the Receiver written notification immediately following the execution of any contract pursuant to which a Third Party Servicer or any third party (other than an Affiliate of the Assuming Institution) will manage, administer or collect any of the Shared-Loss Assets.

(iii) The Assuming Institution must provide to the Receiver written notification immediately following any action that the Assuming Institution or any of its Affiliates takes with respect to the actions of a Third Party Servicer, including the removal of any Third Party Servicer, the adjustment of the duties or responsibilities of a Third Party Servicer, any change in the contact persons or contact information for a Third Party and any merger, consolidation, name change or other corporate or entity activity with respect to a Third Party Servicer.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(b) Actions of Third Party Servicers. The Assuming Institution shall ensure that the practices, procedures and guidelines of any Third Party Servicer comply with the obligations of the Assuming Institution pursuant to this Agreement and applicable Laws. The Assuming Institution shall provide to the Receiver a copy of the written agreement between the Assuming Institution or any of its Affiliates and each Third Party Servicer and shall ensure compliance by each Third Party Servicer with the Assuming Institution’s obligations pursuant to this Agreement, including amending such agreement with each Third Party Servicer to the extent necessary.

(c) Duties with Respect to Affiliates.

(i) The Assuming Institution must provide to the Receiver prior written notification of any transaction with or by any Affiliate of the Assuming Institution with respect to any Shared-Loss Asset, including the execution of any contract pursuant to which an Affiliate of the Assuming Institution will own, manage, administer or collect amounts owing with respect to a Shared-Loss Asset (each a “Shared-Loss Asset Affiliate”). The Assuming Institution must notify the Receiver at least forty (40) days prior to a proposed transaction with a Shared-Loss Asset Affiliate. Such notice must include information regarding the Shared-Loss Asset Affiliate’s relevant experience, qualifications and financial strength and information regarding contact persons and contact information for the Shared-Loss Asset Affiliate. The Receiver may object to the proposed transaction with a Shared-Loss Asset Affiliate that is not on an arm’s length basis or commercially reasonable terms by giving the Assuming Institution notice that it so objects within thirty (30) days following the Receiver’s receipt of the notice of the proposed transaction.

(ii) The Assuming Institution must provide to the Receiver written notification immediately following any action that the Assuming Institution takes with respect to a Shared-Loss Asset Affiliate, including the removal of any Shared-Loss Asset Affiliate as the manager, administrator or collection agent of a Shared-Loss Asset, the adjustment of the duties or responsibilities of a Shared-Loss Asset Affiliate, any changes in the contact persons or contact information for a Shared-Loss Asset Affiliate and any merger, consolidation, name change or other corporate or entity activity with respect to a Shared-Loss Asset Affiliate.

3.4. Utilization by the Assuming Institution of Special Receivership Powers.

(a) Notice and Request to Receiver. Upon timely notice to and with the prior consent of the Receiver, and to the extent permitted by applicable Laws, the Assuming Institution may utilize in a legal action any special legal power or right which the Assuming Institution derives as a result of having acquired a Shared-Loss Asset from the Receiver; provided, however, that nothing in this Agreement provides the Assuming Institution with any independent right to invoke or utilize any special legal power or right merely as a result of its acquisition of a Shared-Loss Asset from the Receiver.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(b) Use of Special Legal Powers. The Receiver may direct usage by the Assuming Institution of any special legal powers of the Receiver, and the Assuming Institution acknowledges and agrees that any special legal powers belong to and are possessed by the Receiver, and not the Assuming Institution. The Assuming Institution shall:

(i) comply in all respects with any direction from the Receiver and with any protocols, directives or interpretive memoranda issued from time to time by the Receiver or the Corporation;

(ii) upon request of the Receiver, notify the Receiver of the status of any legal action in which any special legal power or right is utilized; and

(iii) immediately notify the Receiver of any judgment or significant order in any legal action involving any of such special powers or rights.

3.5. Tax Ruling. The Assuming Institution shall not at any time, without the Receiver’s prior consent, seek a private letter ruling or other determination from the Internal Revenue Service or otherwise seek to qualify for any special tax treatment or benefits associated with any payments made by the Receiver pursuant to this Agreement.

ARTICLE 4. SALE OF CERTAIN SHARED-LOSS ASSETS.

4.1. Sales of Shared-Loss Loans.

(a) Sales of Shared-Loss Loans Generally. The Assuming Institution is not required to obtain the prior approval of the Receiver for the sale of any Shared-Loss Loans, however, the Assuming Institution must obtain the prior approval of the Receiver for the sale of any Shared-Loss Loans to an affiliate. Any Loan sold by the Assuming Institution is no longer a Shared-Loss Loan covered by the terms of this Agreement.

(b) Sale of Shared-Loss Loans with Covered Loss. The Assuming Institution may sell a Shared-Loss Loan with a Covered Loss only if (i) the Assuming Institution repays the Receiver the Applicable Percentage of the amount of any Covered Loss on the Shared-Loss Loan, and (ii) the Assuming Institution notifies the Receiver of the sale of such Shared-Loss Loan with Covered Loss.

4.2 Receiver’s Rights to Cause Sales of Shared-Loss Assets. During the thirty-six (36) month period immediately prior to the Coverage Termination Date, or any time after the remaining portfolio unpaid principal balance falls below ten percent (10%) of the original portfolio unpaid principal balance, the Receiver may elect to require the Assuming Institution to liquidate for cash consideration, in one or more transactions, some or all of the Shared-Loss Assets then held by the Assuming Institution. If the Receiver exercises such right to cause the sale of Shared-Loss Assets identified by the Receiver, it shall give notice to the Assuming Institution setting forth the sale methodology and the time period within which the Assuming Institution must offer to sell the Shared-Loss Assets. The Assuming Institution shall make a good faith effort to sell the Shared-Loss Assets in a manner that maximizes the gross sale price received and to otherwise comply with the provisions of the Receiver’s notice. In undertaking any such sale required by the Receiver, the Assuming Institution must satisfy all elements of the Management Standards and all other requirements of this Agreement with respect to the management, administration and collection of the Shared-Loss Assets.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

4.3 Sale of ORE.

(a) Sale of ORE Generally.    The Assuming Institution may sell or otherwise dispose of ORE (including Subsidiary ORE) at any time, without the prior written approval of the Receiver, to a Person other than any of the Assuming Institution’s Affiliates or contractors (including any Third Party Servicer), any contractors of any of the Assuming Institution’s Affiliates (including any Third Party Servicer) or any Affiliates of any contractor of the Assuming Institution or any of its Affiliates (including any Affiliates of a Third Party Servicer), if the following conditions are satisfied:

(i) such ORE is marketed at its Market Value, for an appropriate period given local market conditions, asset type, and asset condition; and

(ii) such sale is conducted in an arm’s length, commercially reasonable and prudent manner.

In each and every instance, the sale of ORE, either individually or in bulk, and as provided in this Section 4.3, must satisfy all elements of the Management Standards and all other requirements of this Agreement with respect to the management, administration and collection of ORE.

(b) Calculation of Gain or Loss on Sale of ORE.    The gain or loss on sales conducted in accordance with the provisions of this Section 4.3 is to be calculated based on the gross sale price received by the Assuming Institution minus the Book Value of the ORE that is sold, all as stated on the AI Accounting Records.

ARTICLE 5. CERTIFICATES, REPORTS AND RECORDS.

5.1. Reporting Obligations of the Assuming Institution.

(a) Records, Notifications and Reports. The Assuming Institution shall maintain such records, provide such notifications and deliver such reports as are required pursuant to this Agreement, including the records, notifications and reports as provided in the following provisions of this Article 5. Nothing contained in this Agreement shall be deemed to modify any law, rules, regulations or orders that are otherwise applicable to the Assuming Institution or mitigate any reporting requirements imposed on the Assuming Institution or the Shared-Loss Assets pursuant to any applicable Laws.

(b) Certification of Accuracy and Completeness. Every submission by the Assuming Institution to the Receiver of a Quarterly Certificate, the Final Quarterly Certificate or any other document or information that the Assuming Institution delivers to the Receiver pursuant to this Agreement (including this Article 5) shall constitute a certification from the Assuming Institution that the information provided in such submission is true, complete, correct and in compliance with all applicable provisions of this Agreement.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

5.2. Quarterly Certificates.

(a) Shared-Loss Quarters. Within thirty (30) days after the end of each Shared-Loss Quarter, the Assuming Institution shall deliver to the Receiver a Quarterly Certificate setting forth the following information with respect to each such Shared-Loss Quarter, in such form and detail as the Receiver may specify from time to time (it being understood that the Receiver may change the form of and the detail required in a Quarterly Certificate and the reports ancillary to a Quarterly Certificate periodically during the term of this Agreement and it being understood the initial Quarterly Certificate is to be delivered within thirty (30) days after the end of the second Shared-Loss Quarter and is to cover both the first and second Shared-Loss Quarters):

(i) Charge-Offs with respect to Shared-Loss Assets;

(ii) Recoveries;

(iii) collections on Acquired Assets on which a Failed Bank Charge-Off has been effected;

(iv) aggregate Charge-Offs minus Recoveries;

(v) ORE Income; and

(vi) adjustments to the Indemnification Asset during such Shared-Loss Quarter.

Nothing in this Section 5.2(a), however, shall prohibit either the Receiver from requiring the Assuming Institution pursuant to Section 2.6 to deliver a Revised Quarterly Certificate that includes only Disbursement Amounts with respect to any Shared-Loss Quarter or the Assuming Institution from including in a Subsequent Quarterly Certificate pursuant to Section 2.6 any Withheld Amounts that the Receiver determines during the relevant Shared-Loss Quarter to be eligible for payment.

(b) Recovery Quarters. Within (30) days after the end of each Recovery Quarter, the Assuming Institution shall deliver to the Receiver a Quarterly Certificate setting forth the information specified in Section 5.2(a) and the following information with respect to each Recovery Quarter, in such form and detail as the Receiver may specify from time to time:

(i) Recoveries;

(ii) ORE Income; and

(iii) adjustments to the Indemnification Asset during such Recovery Quarter.

Nothing in this Section 5.2(b), however, shall prohibit either the Receiver from requiring the Assuming Institution pursuant to Section 2.6 to deliver a Revised Quarterly Certificate that includes only Disbursement Amounts with respect to such Recovery Quarter or the Assuming Institution from including in a Subsequent Quarterly Certificate pursuant to Section 2.6 any Withheld Amounts that the Receiver determines during the relevant Recovery Quarter to be eligible for payment. Notwithstanding any provision of this Agreement to the contrary, a Quarterly Certificate for a Recovery Quarter other than the final Recovery Quarter may constitute a Subsequent Quarterly Certificate for purposes of Section 2.6(b)(iii), and the Assuming Institution may include in any such Quarterly Certificate any Withheld Amounts that the Receiver determines during the relevant Recovery Quarter to be eligible for payment.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(c) Final Quarterly Certificate. In addition to the information specified in Sections 5.2(a) and 5.2(b), the Final Quarterly Certificate shall include any Recoveries that had not been included in a Quarterly Certificate for any prior Recovery Quarter. Notwithstanding any provision of this Agreement to the contrary, the Final Quarterly Certificate may constitute a Subsequent Quarterly Certificate for purposes of Section 2.6(b)(iii), and the Assuming Institution may include in the Final Quarterly Certificate any Withheld Amounts that the Receiver determines during the final Recovery Quarter to be eligible for payment.

(d) Limitations. The inclusion of information in any Quarterly Certificate or other documentation does not create any payment obligation of the Receiver if the Assuming Institution is not otherwise in compliance with this Agreement or is otherwise not entitled to such payment.

(e) True-Up Date. The Assuming Institution shall deliver the schedule required pursuant to Section 2.5(b) on or before the True-Up Date.

5.3. Notification of Certain Transactions. The Assuming Institution shall notify the Receiver within fifteen (15) days after a Charge-Off has been effected with respect to either of the following types of Shared-Loss Loans:

(a) a Shared-Loss Loan having a Legal Balance (or, in the case of more than one (1) Shared-Loss Loan made to the same Obligor, a combined Legal Balance) of $5,000,000 or more in circumstances in which a legal claim against the relevant Obligor survives; and

(b) a Shared-Loss Loan made to a director, an “executive officer” as defined in 12 C.F.R. § 215.2(d), a “principal shareholder” as defined in 12 C.F.R. § 215.2(l), or an Affiliate of the Assuming Institution.

5.4. Notification of Related Loans. In addition to maintaining records of all Related Loans, the Assuming Institution shall prepare and deliver to the Receiver, on a semi-annual basis, together with the Quarterly Certificates for all Shared-Loss Quarters and Recovery Quarters ending on June 30 and December 31, a schedule of all Related Loans that are commercial loans or commercial real estate loans that have Legal Balances of $5,000,000 or more on the AI Accounting Records as of the applicable June 30 or December 31.

5.5. Auditor’s Report; Right to Audit.

(a) Independent Auditor’s Report. The Assuming Institution shall comply with the provisions of either Section 5.5(a)(i) or Section 5.5(a)(ii).

(i) Within the time period permitted for the examination audit pursuant to 12 C.F.R. Section 363 following the end of each fiscal year, from and including the fiscal year during which the Bank Closing Date occurs, up to and including the calendar year during which the Coverage Termination Date occurs, the Assuming Institution shall deliver to the Receiver a report signed by its independent public accountants (the “AI Accountants”) stating that the AI Accountants have reviewed this Agreement and that, in the course of their annual audit of the Assuming Institution’s books and records, nothing has come to their attention suggesting that any computations required to be made by the Assuming Institution during such year were not made in accordance with this Agreement.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(ii) In the event that the AI Accountants cannot or do not provide the report described in and required pursuant to the provisions of Section 5.5(a)(i) because the AI Accountants determined that any computations required to be made by the Assuming Institution had not been made in accordance with this Agreement, within seven (7) days following the end of the time period permitted for the examination audit pursuant to 12 C.F.R. Section 363, the Assuming Institution shall submit to the Receiver corrected computations together with a report signed by the AI Accountants stating that, after giving effect to such corrected computations, nothing has come to the attention of the AI Accountants suggesting that any computations required to be made by the Assuming Institution during such year were not made by the Assuming Institution in accordance with this Agreement. In such event, the Assuming Institution and the Receiver shall make all such accounting adjustments and payments as may be necessary to give effect to each correction reflected in such corrected computations, retroactive to the date on which the corresponding incorrect computation was made. It is the intention of this provision to align the timing of the audit required pursuant to this Agreement with the examination audit required pursuant to 12 C.F.R. Section 363.

(b) Assuming Institution’s Internal Operational and Compliance Audit. The Assuming Institution shall perform on an annual basis an internal operational and compliance audit of the performance in accordance with all provisions of this Agreement and all applicable Laws by the Assuming Institution, any Shared-Loss Subsidiary, any Third Party Servicer or any other contractor of the Assuming Institution and, in connection therewith, shall provide the Receiver with:

(i) (A) copies of all internal audit reports and (B) access to all related internal audit work papers; and

(ii) a certificate signed by the chief executive officer or chief financial officer of the Assuming Institution either (A) certifying that the Assuming Institution, each Shared-Loss Subsidiary, each Third Party Servicer and each other contractor of the Assuming Institution are in compliance with all provisions of this Agreement and all applicable Laws or (B) identifying any areas of non-compliance and describing any remediation undertaken or to be undertaken to resolve such non-compliance (including a time-line for the performance of any remediation to be undertaken).

(c) Right of Receiver to Audit. The Receiver or its agents, contractors and employees may (but are not required to) perform an operational and compliance audit to assess the performance in accordance with all provisions of this Agreement and applicable Laws by the Assuming Institution, any Shared-Loss Subsidiary, any Third Party Servicer or any other contractor of the Assuming Institution, in each case by providing not less than ten (10) Business Days prior notice of the commencement of such operational and compliance audit. The scope and duration of any such operational and compliance audit shall be at the discretion of the Receiver. The Receiver shall bear the expense of any such operational and compliance audit unless such operational and compliance audit uncovers any material failure by the Assuming Institution, any Shared-Loss Subsidiary, any Third Party Servicer or any other contractor of the Assuming Institution to perform in accordance with all provisions of this Agreement and all applicable Laws in which event the Assuming Institution shall bear the expense of any such operational and compliance audit and of any remediation required as a result of such operational and compliance audit. In the event that any corrections are necessary as a result of such an operational audit, the Assuming Institution and the Receiver shall make such accounting adjustments, payments and withholdings as may be necessary to give retroactive effect to such corrections.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(d) Authority to Advisors and Representatives. The Assuming Institution shall, and shall cause its Affiliates, contractors and Third Party Servicers to, allow its advisors and representatives to discuss its (and any Affiliate’s, contractor’s or Third Party Servicer’s) affairs, finances and accounts as they relate to Shared-Loss Assets, or any other matters relating to this Agreement or the rights and obligations pursuant to this Agreement, with the Receiver and authorizes such advisors and representatives to so discuss such affairs, finances and accounts with the Receiver.

5.6. Accounting Principles and Policies.

(a) Maintenance of Books and Records. The Assuming Institution shall at all times during the term of this Agreement keep books and records that fairly present all dealings and transactions carried out in connection with its business and affairs.

(b) Accounting Principles. Except as otherwise provided for in the Purchase and Assumption Agreement or this Agreement, the Assuming Institution shall keep all financial books and records in accordance with GAAP, which shall be consistently applied for the periods involved. The Assuming Institution must account for, and report with respect to, each Shared-Loss Asset fairly and accurately on an individualized basis. In no event may the Assuming Institution use any accounting treatment (whether or not permitted by GAAP) that would permit pooling or aggregation of amounts in a manner that increases Covered Loss or decreases Recoveries or Covered Gain unfairly to the Receiver.

(c) Change in Accounting Policies. The Assuming Institution shall not make any change in its accounting policies that would adversely affect the value of the Shared-Loss Assets, unless it obtains the prior written approval of the Receiver or unless such change is required by a revision to GAAP. The Assuming Institution shall notify the Receiver promptly of any change in its accounting policies that is required by a revision to GAAP that would affect any Shared-Loss Asset, the accounting for any Shared-Loss Asset or the amount of any loss, gain, expense, cost or other item of reimbursement that may be due to or from the Assuming Institution.

5.7. Records and Reports.

(a) Content of Records. The Assuming Institution shall establish and maintain records on a separate general ledger, and on such subsidiary ledgers as may be appropriate, in such form and detail as the Receiver may specify, to account for the Shared-Loss Assets and to enable the Assuming Institution to prepare and deliver such reports as the Receiver may request from time to time pursuant to this Agreement. Without limiting the generality of the foregoing, such books and records shall be kept in such a manner that information will be readily available to determine and document compliance with this Agreement and the Purchase and Assumption Agreement.

(b) Additional Information. The Assuming Institution shall provide promptly to the Receiver such information as the Receiver may request from time to time, including financial statements, computations and information as the Receiver deems necessary or appropriate in connection with monitoring compliance with this Agreement, certified as true, complete and correct by the chief executive officer or chief financial officer of the Assuming Institution if so requested. The Assuming Institution shall provide to the Receiver all such asset-level data and cumulative information regarding the Shared-Loss Assets as the Receiver may request from time to time.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

ARTICLE 6. MISCELLANEOUS.

6.1. Expenses. All costs and expenses incurred by a Party in connection with this Agreement (including the performance of any obligations or the exercise of any rights hereunder) shall be borne by such Party unless expressly otherwise provided, whether or not the transactions contemplated in this Agreement are consummated.

6.2. Successors and Assigns.

(a) Binding on Successors and Assigns; Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns only. The Receiver may assign or otherwise transfer this Agreement and the rights and obligations of the Receiver pursuant to this Agreement (in whole or in part) to the Corporation without the consent of the Assuming Institution; provided, however, that the Receiver shall use commercially reasonable efforts to provide notice to the Assuming Institution of any such assignment. Notwithstanding any provision of this Agreement to the contrary, the Assuming Institution may not assign or otherwise transfer this Agreement or any of the Assuming Institution’s rights or obligations pursuant to this Agreement (in whole or in part) or sell or transfer any subsidiary of the Assuming Institution holding title to Shared-Loss Assets without the prior written consent of the Receiver. An assignment or transfer of this Agreement by the Assuming Institution includes:

(i) a grant by the Assuming Institution of any participation interest, risk participation interest or right or obligation of sharing with respect to any right, benefit, privilege, obligation or liability of the Assuming Institution set out in or with respect to this Agreement;

(ii) a merger or consolidation of the Assuming Institution with or into another Person, if the shareholders of the Assuming Institution will own less than sixty-six and two/thirds percent (66.66%) of the equity of the consolidated entity;

(iii) a merger or consolidation of the Assuming Institution’s Holding Company with or into another Person, if the shareholders of the Holding Company will own less than sixty-six and two/thirds percent (66.66%) of the equity of the consolidated entity;

(iv) the sale of all or substantially all of the assets of the Assuming Institution to another Person; or

(v) a sale of Shares by any one or more shareholders that will effect a change in control of the Assuming Institution, as determined by the Receiver with reference to the standards set forth in the Change in Bank Control Act, 12 U.S.C. Section 1817(j).

Any transaction that requires the Receiver’s consent pursuant to this Section 6.2 that is made, effected, entered into or permitted to occur without such consent shall relieve the Receiver of all of its obligations, responsibilities and duties pursuant to this Agreement.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

(b) No Recognition of Loss. The Receiver has no payment obligations pursuant to this Agreement for losses incurred as a result of any accounting adjustments that are made due to or as a result of any assignment or transfer of this Agreement or any merger, consolidation, sale or other transaction to which the Assuming Institution, its Holding Company or any Affiliate is a party, regardless of whether the Receiver consents to such assignment or transfer in connection with such transaction pursuant to this Section 6.2.

6.3. WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ALL RIGHT TO TRIAL BY JURY IN, OR TO HAVE A JURY PARTICIPATE IN RESOLVING, ANY DISPUTE, ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

6.4. No Third Party Beneficiary. This Agreement is for the sole and exclusive benefit of the Parties and their respective permitted successors and permitted assigns, and there shall be no other third-party beneficiaries. Nothing in this Agreement shall be construed to grant to any other Person any right, remedy or claim pursuant to or with respect to this Agreement or any provision of this Agreement.

6.5. Consent; Determination or Discretion. When a determination, decision, election, approval or consent is to be made by or is permitted to be provided or made by the Assuming Institution pursuant to this Agreement, the Assuming Institution shall make or provide such determination, decision, election, approval or consent in writing and in its commercially reasonable discretion. When a determination, decision, election, approval or consent is to be made by or is permitted to be provided or made by the Receiver pursuant to this Agreement, the Receiver shall make or provide such determination, decision, election, approval or consent in writing and in its sole and absolute discretion unless expressly otherwise provided in this Agreement.

6.6. Rights Cumulative. Except as expressly otherwise provided in this Agreement, the rights of each of the Parties pursuant to this Agreement are cumulative, may be exercised as often as any Party considers appropriate and are in addition to each such Party’s rights pursuant to the Purchase and Assumption Agreement, any of the agreements related thereto or pursuant to applicable Laws. Any failure to exercise or any delay in exercising any of such rights, or any partial or defective exercise of such rights, shall not operate as a waiver or variation of that or any other such right, unless expressly otherwise provided.

6.7. References. References in this Agreement to Recitals, Articles, Sections and Exhibits are to Recitals, Articles, Sections and Exhibits of this Agreement, respectively, unless the context indicates that the Purchase and Assumption Agreement is intended. References to a “Party” or the “Parties” are to the parties to this Agreement. Unless expressly otherwise provided, references to days and months are to calendar days and calendar months, respectively. Article and Section headings are for convenient reference and shall not affect the meaning of this Agreement. References to the singular shall include the plural, as the context may require, and vice versa. References to the terms “include,” “includes” and “including” are not limiting; and references to the term “or” are not exclusive.

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

6.8. Incorporation by Reference. All Addenda and Exhibits attached to this Agreement are incorporated by reference into this Agreement as if set forth fully in the text of this Agreement.

6.9. Counterparts. This Agreement may be executed in any number of counterparts and by the duly authorized representative of a Party on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

6.10. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS PURSUANT TO OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE FEDERAL LAW OF THE UNITED STATES OF AMERICA AND, IN THE ABSENCE OF CONTROLLING FEDERAL LAW, IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE MAIN OFFICE OF THE FAILED BANK IS LOCATED.

6.11. Notice.

(a) Form of Notices. All notices, requests, demands and other communications required or permitted to be given or delivered pursuant to the provisions of this Agreement shall be in writing and shall be given by certified or registered mail, postage prepaid, delivered by hand or by nationally recognized air courier service or sent via electronic mail followed up by a hard copy of such notice, in any case directed to the address of such Party as set forth in Sections 6.11(b), 6.11(c) and 6.11(d). Any such communications shall become effective when received (or when receipt is refused) by the addressee, provided that any communication that is received (or refused) other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day of the recipient. From time to time, any Party may designate a new address for purposes of receipt of communications pursuant to this Agreement by notice to such effect to the other persons identified in this Section 6.11.

(b) Notice to FDIC (Division of Resolutions and Receiverships). With respect to communications pursuant to this Agreement:

Federal Deposit Insurance Corporation

Division of Resolutions and Receiverships

3701 N. Fairfax Drive

Arlington, Virginia 22226

Attention: Assistant Director, Capital Markets & Risk Share Management

(c) Notice to FDIC (Legal Division). With respect to communications pursuant to this Agreement:

Federal Deposit Insurance Corporation Legal Division

Virginia Square, L. William Seidman Center

3501 N. Fairfax Drive, VS-D-7108

Arlington, Virginia 22226

Attention: Counsel (Asset Management and Disposition Unit)

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(d) Notice to Assuming Institution. With respect to communications pursuant to this Agreement:

First-Citizens Bank & Trust Company

4300 Six Forks Road

Raleigh, North Carolina 27609

Attention: Julie M. Sizer

Chief Bank Operations Officer

Email: [****]

With a copy to:

First-Citizens Bank & Trust Company

4300 Six Forks Road

Raleigh, North Carolina 27609

Attention: Karen Layton

Email: [****]

ARTICLE 7. DISPUTE RESOLUTION.

7.1. Methods of Resolution. Any dispute arising pursuant to this Agreement (a “Dispute Item”) shall be resolved in accordance with the provisions of this Article 7. If either Party believes that a Dispute Item has arisen, it shall send a written notification of such Dispute Item (a “Notice of Preliminary Dispute”) to the other Party, which Notice of Preliminary Dispute is to contain a description of the Dispute Item, an estimate of the amount in issue and any other information required pursuant to this Agreement (including this Article 7), including information concerning the Dispute Item sufficient to enable the Parties to negotiate in good faith to resolve the Dispute Item.

7.2. Informal Resolution. The Receiver and the Assuming Institution shall negotiate in good faith to resolve any Dispute Item within thirty (30) Business Days following receipt of the Notice of Preliminary Dispute and the required supporting information (the “Informal Resolution Period”).

7.3. Resolution by Non-Binding Dispute Resolution Proceeding. If resolution of the Dispute Item pursuant to Section 7.2 is unsuccessful, either Party may submit to the other Party written notification of its determination that resolution of the Dispute Item pursuant to Section 7.2 has been unsuccessful (a “Notice of Dispute”); provided, however, that a Notice of Dispute may not be delivered with respect to a Dispute Item until the applicable Informal Resolution Period has expired. The Parties shall make good faith efforts to resolve the dispute by mutual agreement within forty-five (45) days following receipt of the Notice of Dispute (the “Negotiation Period”). In furtherance of these efforts, the Parties shall consider the use of dispute resolution techniques such as mediation, settlement conference, early neutral evaluation and any other dispute resolution proceedings (as defined in Section 571(6) of ADRA) other than formal dispute resolution pursuant to Section 7.6 or Section 7.7.

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7.4. Confidentiality of Compromise Negotiations. All good faith attempts to resolve or compromise a Dispute Item pursuant to Sections 7.1, 7.2 and 7.3 will be confidential. All such compromise negotiations, including any statements made or documents prepared by any Party, attorney or other participant, are inadmissible as evidence in other proceedings and may not be construed for any purpose as admissions against interest.

7.5. Payment Resulting from Compromise Negotiations. If the Receiver and the Assuming Institution resolve a Dispute Item to their mutual satisfaction pursuant to Section 7.2 or 7.3, including any dispute arising pursuant to Section 2.6, then within thirty (30) days following such resolution, the appropriate Party shall make payment or take action as agreed by the Parties.

7.6. Resolution by AI Chartering Authority.

(a) Submission of Dispute. If the Parties are unable to resolve a Dispute Item pursuant to Section 7.2 or 7.3, and if the Dispute Item has an amount in issue of less than three million dollars ($3,000,000.00), then either (i) such Dispute Item (a “First-Tier Dispute Item”) shall be submitted for final resolution by the AI Chartering Authority with the mutual consent of the Parties or (ii) the Parties shall engage in mediation with respect to the First-Tier Dispute Item prior to the initiation of arbitration pursuant to Section 7.7.

(b) Joint Request to AI Chartering Authority. If the Parties mutually consent to resolution of a First-Tier Dispute Item by the AI Chartering Authority, then the Parties shall deliver to the AI Chartering Authority a joint submission from the Parties requesting that the AI Chartering Authority resolve the First-Tier Dispute Item (the “Joint Request”). The Parties shall include in the Joint Notice a description of the Dispute Item and an estimate of the amount in issue. If the AI Chartering Authority agrees to resolve the First-Tier Dispute Item, then the AI Chartering Authority must agree in writing to be bound by the provisions of this Article 7 and must provide to the Parties a written oath of impartiality (the “AI Chartering Authority’s Acceptance”).

(c) First Party’s Submission. Promptly after the Parties receive the AI Chartering Authority’s Acceptance, the Party that delivered the Notice of Preliminary Dispute (the “First Party”) shall submit to the AI Chartering Authority and the other Party (the “Second Party”) its written submission setting forth its position with respect to the First-Tier Dispute Item (the “First Party Submission”), which First Party Submission is to include the First Party’s identification of the provisions of this Agreement supporting its position, its analysis of applicable Laws supporting its position, a description of relevant facts supporting its position and its identification of the relief sought to resolve the First-Tier Dispute Item.

(d) Second Party’s Response. Within fifteen (15) Business Days after the First Party delivers the First Party Submission, the Second Party shall submit to the AI Chartering Authority and the First Party its response to the First Party Submission setting forth its position with respect to the First-Tier Dispute Item (the “Response”), which Response is to include the Second Party’s identification of the provisions of this Agreement supporting its position, its analysis of applicable Laws supporting its position, a description of relevant facts supporting its position and its identification of the relief sought to resolve the First-Tier Dispute Item.

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(e) AI Chartering Authority’s Resolution of First-Tier Dispute Item. Unless the AI Chartering Authority requests any additional submissions of the Parties, no submissions other than the Joint Request, the First Party Submission and the Response shall be made to the AI Chartering Authority. The AI Chartering Authority shall be requested to resolve the First-Tier Dispute Item based upon its application of applicable Laws and its interpretation of this Agreement, the Joint Request, the First Party Submission and the Response.

(f) AI Chartering Authority’s Written Award. The AI Chartering Authority shall be requested to determine the prevailing Party and award the prevailing Party the award that the AI Chartering Authority deems appropriate, but in no event may the AI Chartering Authority’s award inclusive of all claims and counterclaims exceed the amount in issue set out in the Joint Request. The AI Chartering Authority shall be requested to present to the Parties a written award regarding the First-Tier Dispute Item. The written award should contain a brief, informal discussion of the factual and legal basis for the award, but formal findings of facts and law shall not be required.

(g) Failure of Resolution by AI Chartering Authority. If a First-Tier Dispute Item otherwise is not finally resolved by the AI Chartering Authority despite the Parties’ mutual consent to submit the First-Tier Dispute Item to the AI Chartering Authority for final resolution, then the First-Tier Dispute Item shall be resolved pursuant to this Article 7 as if the Parties had not submitted the First-Tier Dispute Item to the AI Chartering Authority for final resolution.

7.7. Formal Resolution.

(a) Arbitration. The Parties agree to submit any Dispute Item not resolved pursuant to Sections 7.1 through 7.6 to arbitration pursuant to the provisions of this Article 7, subject in all events to the provisions of ADRA. No more than three Dispute Items may be submitted for any single arbitration; provided, however, that, by mutual agreement, the Parties may agree to submit any number of Dispute Items to a single arbitration.

(b) Submission to Arbitration. If the Receiver and the Assuming Institution do not resolve a Dispute Item pursuant to Sections 7.1 through 7.6, then within one hundred eighty (180) days following the expiration of the Negotiation Period, the Party seeking relief (the “Claimant Party”) may submit a demand for arbitration with respect to the Dispute Item (a “Demand for Arbitration”) to the other Party (the “Respondent Party”) and the AAA in accordance with the Commercial Arbitration Rules.

(c) Condition Precedent. A Claimant Party may not initiate formal dispute resolution proceedings pursuant to this Section 7.7 with respect to any Dispute Item unless both the Informal Resolution Period and the Negotiation Period have expired and the Parties have been unable to resolve the Dispute Item. With respect to a First-Tier Dispute Item, a Claimant Party may not initiate formal dispute resolution proceedings pursuant to this Section 7.7 with respect to such First-Tier Dispute Item unless (a) both the Informal Resolution Period and the Negotiation Period have expired and the Parties have been unable to resolve the First-Tier Dispute Item and (b) pursuant to Section 7.6, either (i) the Parties have been unable to resolve such First-Tier Dispute Item through mediation or (ii) such First-Tier Dispute Item is not finally resolved by the AI Chartering Authority despite the Parties’ mutual consent to submit the First-Tier Dispute Item to the AI Chartering Authority for final resolution.

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(d) Waiver of Rights. If the Claimant Party does not initiate formal dispute resolution proceedings with respect to a Dispute Item within one hundred eighty (180) days following the expiration of the Negotiation Period, the Claimant Party shall be deemed to have waived all rights with respect to such Dispute Item, including the right to initiate arbitration or litigation with respect to such Dispute Item.

(e) Arbitration Administrator. The Receiver may elect to appoint an organization other than the AAA for administration of arbitration pursuant to this Section 7.7, in which case this Article 7 and the rules and procedures set forth in this Article 7, including the Commercial Arbitration Rules as referred to in Section 7.9, shall govern the arbitration. The AAA or such other organization appointed pursuant to this Section 7.7(e) shall be referred to in this Agreement as the “Arbitration Administrator.”

(f) Formal Resolution by Litigation. Any litigation permitted pursuant to this Agreement and arising with respect to this Agreement must be brought only in the United States District Court for the District of Columbia or the district or territorial court of the United States for the district in which the main office of the Failed Bank is located. A Claimant Party may not commence any litigation permitted pursuant to this Agreement with respect to a Dispute Item unless (i) both the Informal Resolution Period and the Negotiation Period have expired and the Parties have been unable to resolve the Dispute Item; (ii) the Parties are not required to resolve the Dispute Item through arbitration; and (iii) the Parties have engaged in mediation if required pursuant to Section 7.6.

7.8. Effectiveness of Agreement Pending Dispute. Notwithstanding any provision of this Agreement to the contrary, in the event that a Notice of Preliminary Dispute is provided to a Party pursuant to this Article 7 prior to the Coverage Termination Date, the terms of this Agreement shall remain in effect with respect to the Dispute Items set forth in such Notice of Preliminary Dispute until the Dispute Items have been finally resolved.

7.9. Governing Rules for Arbitration. Any arbitration (other than an arbitration with respect to a First-Tier Dispute Item to be conducted by the AI Chartering Authority) shall be procedurally governed by the Commercial Arbitration Rules (the “Commercial Arbitration Rules”) established by the AAA to the extent that such rules are not inconsistent with this Article 7, the Federal Arbitration Act or ADRA, as each may be in effect at the time that the arbitration is initiated, except that the Commercial Arbitration Rules’ Expedited Procedures shall not apply unless the Claimant Party and the Respondent Party otherwise agree in writing.

7.10. Review Board Proceedings. The arbitration of a Dispute Item (other than an arbitration with respect to a First-Tier Dispute Item to be conducted by the AI Chartering Authority) shall be conducted by a review board (a “Review Board”) which shall consist of three (3) members (each a “Member”) with such expertise as the Claimant Party and the Respondent Party agree is relevant.

(a) Selection of Members. The Claimant Party shall state the name and address of the first of three (3) Members in its Demand for Arbitration. By written notice to the Claimant Party delivered within ten (10) Business Days of receipt of the Demand for Arbitration (the “Respondent Party Response”), the Respondent Party shall state the name and address of the second Member. Each such Member proposed by a Party shall be considered a “Party-Appointed

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Arbitrator” (a “Party-Appointed Arbitrator”), consistent with Commercial Arbitration Rule R-13. Promptly after delivery of the Respondent Party Response (but in no event later than the date thirty (30) Business Days after receipt of the Respondent Party Response), the Party-Appointed Arbitrators shall select a neutral third Member (the “Neutral Member”) in accordance with Commercial Arbitration Rule R-14, provided that the Neutral Member need not be selected from the National Roster (as such term is defined in Commercial Arbitration Rule R-3), notwithstanding any provision of Commercial Arbitration Rule R-12 to the contrary.

(b) Removal of Members. A Party-Appointed Arbitrator may be removed at any time by the Party that appointed that Member upon written notice to the other Party of the selection of a replacement Member, who shall be considered a Party-Appointed Arbitrator. No such replacement Party-Appointed Arbitrator shall become a Member of a Review Board until he or she agrees in writing to be bound by the provisions of this Article 7. The Neutral Member may be removed by unanimous action of the Party-Appointed Arbitrators after five (5) Business Days’ written notice to the Claimant Party and the Respondent Party or by the unanimous action of the Parties. In any such event, the Party-Appointed Arbitrators must notify the Arbitration Administrator in writing of the selection of a replacement Neutral Member. No such replacement Neutral Member shall become a Member of a Review Board until he or she agrees in writing to be bound by the provisions of this Article 7 and provides to the Parties a written statement that he or she does not have any official, financial, or personal conflict of interest with respect to the Dispute Item or the Parties.

(c) Vacancies. Any vacancy on the Review Board shall be filled in accordance with the provisions and rules pursuant to which the Member to be replaced was selected. No such replacement Member shall become a Member of a Review Board until he or she agrees in writing to be bound by the provisions of this Article 7 and, if such replacement Member is to be the Neutral Member, provides to the Parties a written a statement that he or she does not have any official, financial, or personal conflict of interest with respect to the Dispute Item or the Parties.

7.11. Impartiality; Communication with Members. Each Party-Appointed Arbitrator shall be considered non-neutral, need not be impartial or independent and shall not be subject to disqualification for partiality or lack of independence, as provided in Commercial Arbitration Rule R-18(b). Each Party may communicate ex parte concerning an arbitration with any Party-Appointed Arbitrator it has appointed at any time during the course of such arbitration, as provided in Commercial Arbitration Rule 19(b).

7.12. Review Board Requirements. No Dispute Item may be submitted to a Review Board until (a) each member of the Review Board agrees in writing to be bound by the provisions of this Article 7 and (b) the Neutral Member provides to the Parties a written a statement that the Neutral Member does not have any official, financial, or personal conflict of interest with respect to the Dispute Item or the Parties. None of the Members may serve as counsel, advisor, witness or representative to any party to the arbitration.

7.13. Written Award. Within twenty (20) Business Days following closing of the arbitration hearing held pursuant to the Commercial Arbitration Rules, as determined by Commercial Arbitration Rule R-39, the Review Board shall adopt the position of one of the Parties, subject to the limitations set forth in Sections 7.15 and 7.16. The determination of any two (2) Members shall constitute the Review Board’s determination. The Review Board shall present to the Claimant Party and the Respondent Party a written award regarding each Dispute Item. The written award with respect to each Dispute Item shall contain a brief, informal discussion of the factual and legal basis for the award, but formal findings of facts and law shall not be required.

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7.14. Payments. All payments required to be made pursuant to this Article 7 shall be made by electronic funds transfer and within fifteen (15) Business Days following the date on which the award becomes final.

7.15. Limitations on Awards. Notwithstanding any provision of this Agreement to the contrary, neither the AI Chartering Authority nor a Review Board has any authority to award any punitive, consequential, special or exemplary damages, and neither the AI Chartering Authority nor a Review Board has any authority to issue an award in an amount exceeding the lesser of (a) the lesser of (i) the amount in issue set forth in the applicable Notice of Preliminary Dispute or (ii) the amount in issue set forth in the applicable Demand for Arbitration or (b) an amount equal to the product of (i) the Intrinsic Shared-Loss Estimate multiplied by (ii) the Applicable Percentage.

7.16. Fees, Costs and Expenses. Each Party shall bear the fees, costs and expenses that it incurs in connection with the resolution of a Dispute Item. Neither the AI Chartering Authority nor a Review Board shall have any authority to award attorneys’ fees or costs incurred by either Party. Each Party shall be responsible for the fees, costs, and expenses of the Party-Appointed Arbitrator that it selected. The Claimant Party and the Respondent Party shall share equally the fees and expenses of the Neutral Member and any administrative fees of the arbitration (which shall not include any filing fees); provided, however, that the First Party shall be responsible for any administrative fees that the AI Chartering Authority might charge to resolve a First-Tier Dispute Item. No fees, costs or expenses incurred by or on behalf of the Assuming Institution shall be subject to reimbursement by the Receiver pursuant to Article 2, this Article 7 or otherwise.

7.17. Binding and Conclusive Nature. Arbitration of a Dispute Item pursuant to this Article 7 shall be final, conclusive and binding on the Parties and not subject to further dispute or review, and judgment upon the award made by the AI Chartering Authority or a Review Board may be entered in accordance with applicable Laws. The Parties agree to observe faithfully the provisions of this Article 7 and the Commercial Arbitration Rules (to the extent that the Commercial Arbitration Rules apply to an arbitration pursuant to this Article 7), and the Parties agree to abide by and perform any award rendered by the AI Chartering Authority or a Review Board.

7.18. No Precedent. No decision, interpretation, determination, analysis, statement, award or other pronouncement of the AI Chartering Authority or a Review Board shall constitute precedent in regard to any subsequent proceeding (whether or not such proceeding involves dispute resolution pursuant to this Agreement), nor shall the AI Chartering Authority or a Review Board be bound to follow any decision, interpretation, determination, analysis, statement, award or other pronouncement rendered by any other AI Chartering Authority or any previous Review Board or any other previous dispute resolution panel or authority that has convened in connection with a transaction involving other failed financial institutions or Federal assistance transactions.

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7.19. Confidentiality; Proceedings, Information and Documents. No arbitration held pursuant to this Article 7 shall be public or accessible to any person other than the Parties and their representatives, the Review Board and witnesses participating in the arbitration (and then only to the extent of their participation). Each Party and each Member shall strictly maintain the confidentiality of all issues, disputes, arguments, positions and interpretations of any such proceeding, as well as all dispute resolution communications, testimony, pleadings, filings, discovery, information, attachments, enclosures, exhibits, summaries, compilations, studies, analyses, notes, documents, statements, schedules and other similar items associated therewith (“Confidential Information”), in accordance with the provisions of ADRA. In the event that disclosure of Confidential Information is required pursuant to applicable Laws or in the event that disclosure is required pursuant to statute or court determination as provided by ADRA, then to the extent reasonably practicable, the Party or the Member required to make the disclosure shall provide the other Party or the Parties (as the case might be) with written notice of such disclosure within one (1) Business Day following the request that it make such disclosure, and in any event prior to making such disclosure, so that the other Party or either Party (as the case might be) may seek a protective order. With respect to final resolution of a First-Tier Dispute Item by the AI Chartering Authority, the Parties shall require that the AI Chartering Authority, in agreeing to be bound by the provisions of this Article 7, agree to adhere to the provisions of this Section 7.19 as though it were a Member of a Review Board.

7.20. Extension of Time Periods. The Parties may extend any period of time provided in this Article 7 or the Commercial Arbitration Rules by mutual agreement in writing.

7.21. Venue. An arbitration shall take place at such location as the Parties may mutually agree, but, if they cannot agree, then it shall take place at the offices of the Corporation in Arlington, Virginia (or, with respect to a First-Tier Dispute Item, at such place as the respective AI Chartering Authority might require).

7.22. Privilege. Any and all legal privilege (including attorney-client privilege and attorney work product privilege) that would apply pursuant to applicable Laws were a Dispute Item to be litigated in a manner permitted by Section 7.7(f) shall apply to any arbitration conducted pursuant to Article 7. If for any reason the Parties, their respective counsel or their documents or other evidence are subject to different rules as to privilege, the rules that provide for the highest level of privilege and protection shall apply.

ARTICLE 8. DEFINITIONS. The capitalized terms used in this Agreement have the meanings defined or referenced in this Article 8.

“AAA” means the American Arbitration Association.

“Accounting Records” means Failed Bank Records, including corporate minutes, general ledger and subsidiary ledgers and schedules which support general ledger balances.

“Acquired Assets” means all of the assets of the Failed Bank purchased by the Assuming Institution pursuant to the Purchase and Assumption Agreement (including all transferred qualified financial contracts whether constituting assets or liabilities). Assets owned by Subsidiaries of the Failed Bank are not Acquired Assets within the meaning of this definition by virtue of being owned by such Subsidiaries.

“Acquisition ORE” means interests in real estate (other than Bank Premises and Fixtures), including mineral rights, leasehold rights, condominium and cooperative interests, air rights and development rights acquired by the Failed Bank after the Bid Valuation Date, owned by the Failed Bank as of the Bank Closing Date, purchased by the Assuming Institution pursuant to the Purchase and Assumption Agreement and set forth on Schedule 4.15B.

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“Additional ORE” means the following assets that have been acquired subsequent to the Bank Closing Date from the collection or settlement by the Assuming Institution of a Shared-Loss Loan, including any Shared-Loss Loan that has been fully or partially charged-off on the books and records of the Failed Bank or the Assuming Institution:

(a) interests in real estate (other than Bank Premises and Fixtures), including mineral rights, leasehold rights, condominium and cooperative interests, air rights and development rights; and

(b) other assets (whether real property, furniture, fixtures or equipment and, at the option of the Receiver, other personal property) acquired by foreclosure with respect to the collateral securing any Shared-Loss Loan or in full or partial satisfaction of any judgment or indebtedness;

excluding, however, any of such assets resulting from the collection or settlement of a Loan insured or guaranteed by any department or agency of any federal, state or local governmental unit.

“ADRA” means the Administrative Dispute Resolution Act of 1986, 5 U.S.C. Section 571 et seq., as amended.

“Affiliate” has the meaning set forth in the Purchase and Assumption Agreement; provided, however, that, for purposes of this Agreement, no Third Party Servicer appointed by an Affiliate of the Assuming Institution shall be deemed to be an Affiliate of the Assuming Institution solely by virtue of that appointment.

“Agreement” has the meaning set forth in the introduction to this Agreement.

“AI Accountants” has the meaning set forth in Section 5.5(a)(i).

“AI Accounting Records” means the general ledger and subsidiary ledgers of the Assuming Institution, including corporate minutes, general ledger and subsidiary ledgers and schedules and supporting schedules that support general ledger balances.

“AI Chartering Authority” means (a) if the Assuming Institution is a national bank, a federal savings association or savings bank, the Office of the Comptroller of the Currency or (b) if the Assuming Institution is a bank or savings institution chartered by a State, the agency of such State charged with primary responsibility for regulating and/or closing banks or savings institutions, as the case might be.

“AI Chartering Authority’s Acceptance” has the meaning set forth in Section 7.6(b).

“Applicable Percentage” is zero percent (0%) for the Tranche 1 Amount and fifty percent (50%) for the Tranche 2 Amount.

“Arbitration Administrator” has the meaning set forth in Section 7.7(f).

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“Article 2 Amount” means the sum of all amounts paid by the Receiver pursuant to Article 2 of this Agreement.

“Assuming Institution” has the meaning set forth in the introduction to this Agreement.

“Bank Closing Date” has the meaning set forth in the Purchase and Assumption Agreement.

“Bank Premises” has the meaning set forth in the Purchase and Assumption Agreement.

“Bid Amount” has the meaning set forth in the Purchase and Assumption Agreement.

“Bid Valuation Date” has the meaning set forth in the Purchase and Assumption Agreement.

“Book Value” has the meaning set forth in the Purchase and Assumption Agreement.

“Business Day” has the meaning set forth in the Purchase and Assumption Agreement.

“Calendar Quarter” means a period of three months in any year, commencing on the first day of each January, April, July or October, and each successive three (3) month period thereafter, except that the first such period shall commence on the Commencement Date and end on the final day of March, June, September or December, whichever is the first to occur after the Commencement Date.

“Capitalized Expenditures” means those expenditures that (a) would be capitalized under GAAP and (b) are incurred with respect to Shared-Loss Assets. Any capitalized expenses that become part of the unpaid principal balance are not a Covered Loss and are not reimbursable.

“Charge-Off” means, for any period with respect to a particular Shared-Loss Asset, (a) the portion of the principal amount of such Shared-Loss Loan that the Assuming Institution determines in accordance with its internal risk rating system it is unlikely to collect or (b) the portion of the Book Value of such Shared-Loss Asset other than a Shared-Loss Loan that the Assuming Institution determines in accordance with its internal risk rating system it is unlikely to realize on sale or other disposition, in each case as reflected as such on the AI Accounting Records for such period. “Charge-Off” shall consist solely of the following amounts:

(a) with respect to a Shared-Loss Loan, a write-down of the impaired portion of the principal amount of such Shared-Loss Loan (with such principal amount not to include any unearned interest or any accrued interest, whether collected or uncollected, for any period);

(b) with respect to a Shared-Loss Asset other than a Shared-Loss Loan, a write-down associated with such Shared-Loss Asset; and

(c) with respect to any Shared-Loss Asset, Capitalized Expenditures.

Notwithstanding any provision of this Agreement to the contrary, no Charge-Off shall be taken:

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(d) with respect to any Shared-Loss Loan that (i) has not been past due in whole or in part with respect to the payments then due on such Shared-Loss Loan pursuant to its governing loan documents for at least ninety (90) days, (ii) is not impaired in accordance with GAAP and (iii) has not been evaluated for loss mitigation and loan modification alternatives supported by well-documented evidence of the Assuming Institution’s compliance with its obligations pursuant to Article 3; or

(e) with respect to any Shared-Loss Loan if (i) such Shared-Loss Loan has matured, (ii) the Obligor is continuing to make on the same periodic basis the periodic payments that were due on such Shared-Loss Loan prior to its maturity and (iii) the Assuming Institution is continuing to accept such periodic payments from the Obligor; or

(f) with respect to any Shared-Loss Loan that the Assuming Institution claims is impaired due to non-monetary defaults or the exercise of the Assuming Institution’s remedies pursuant to the governing loan documents if those remedies are exercised solely on account of non-monetary defaults.

The amount of a Charge-Off with respect to a Shared-Loss Loan shall be based upon the amount of the Shared-Loss Loan that is impaired but in no event shall the amount of the Charge-Off be greater than the difference between the Shared-Loss Loan’s then-current Book Value (as such Book Value is stated on the AI Accounting Records after any adjustment pursuant to this Agreement) minus the Shared-Loss Loan’s then-current Market Value (as reflected in a real estate appraisal dated within twelve (12) months of the Charge-Off). Losses incurred on the sale or other disposition of a Shared-Loss Asset to any Person shall not constitute Charge-Offs except as provided in Article 4.

“Claimant Party” has the meaning set forth in Section 7.7(b).

“Collections on Fully Charged-Off Assets” means fifty per cent (50%) of collections on Fully Charged-Off Assets.

“Commencement Date” means the first day following the Bank Closing Date.

“Commercial Arbitration Rules” has the meaning set forth in Section 7.9. Any reference in this Agreement to a specific Commercial Arbitration Rule shall be construed to refer as well to any replacement rule for such Commercial Arbitration Rule, no matter how such replacement rule might be numbered or designated.

“Commitment” has the meaning set forth in the Purchase and Assumption Agreement.

“Confidential Information” has the meaning set forth in Section 7.19.

“Consumer Loans” means loans to individuals for household, family and other personal expenditures, that are not secured by real estate, including loans for (a) purchase of private automobiles, pickup trucks, household appliances, furniture, trailers and boats; (b) repairs or improvements to a borrower’s residence; (c) educational expenses, including student loans, whether or not guaranteed by the United States or any state; (d) medical expenses; (e) taxes; (f) vacations; (g) personal (non-business) debt consolidation; and (h) purchase of a mobile home to be used as a residence which is not combined with real property. Consumer Loans may be installment loans, demand loans or single payment time loans, regardless of size or maturity and regardless of whether the loans are made by the consumer loan department or by any other department of the Failed Bank. Consumer Loans also include retail installment sales paper purchased by the Failed Bank from merchants or dealers, finance companies and others and extensions of credit pursuant to a credit card plan or debit card plan.

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“Corporation” has the meaning set forth in Section 2.2(c).

“Coverage Termination Date” means the first to occur of (i) the final day of the Calendar Quarter in which the eighth (8th) anniversary of the Commencement Date occurs or (ii) the final day of the Calendar Quarter in which the last active asset is liquidated. As used in this Agreement, the term “Coverage Termination Date” is the final date with respect to which the Receiver is to share in Covered Loss and Covered Gain with the Assuming Institution, but it is not intended to refer to either the termination of this Agreement or the termination of application of provisions of this Agreement not governing the periods of time in which the Receiver is to share in Covered Loss and Covered Gain with the Assuming Institution.

“Covered Gain” has the meaning set forth in Section 2.3(b).

“Covered Loss” has the meaning set forth in Section 2.3(a).

“Credit File” has the meaning set forth in the Purchase and Assumption Agreement.

“Demand for Arbitration” has the meaning set forth in Section 7.7(b).

“Disbursement Amounts” has the meaning set forth in Section 2.6(b)(i).

“Dispute Item” has the meaning set forth in Section 7.1.

“Environmental Assessment” means an assessment relating to the presence, storage or release of any hazardous or toxic substance, pollutant or contaminant with respect to the collateral securing a Shared-Loss Loan that has been fully or partially charged-off.

“Failed Bank” has the meaning set forth in the Purchase and Assumption Agreement.

“Failed Bank Charge-Offs” means, with respect to any Shared-Loss Asset, an amount equal to the aggregate reversals, charge-offs and write-downs of principal effected by the Failed Bank with respect to such Shared-Loss Asset as reflected on the Accounting Records, provided that any Failed Bank Charge-Off for the purposes of this Agreement shall not include any accrued interest, whether collected or uncollected, for any period.

“FDIC” means the Federal Deposit Insurance Corporation, in any capacity, as appropriate.

“Federal Arbitration Act” means the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., as amended.

“Final Quarterly Certificate” means the Quarterly Certificate for the final Recovery Quarter.

“First Party” has the meaning set forth in Section 7.6(c).

“First Party Submission” has the meaning set forth in Section 7.6(c).

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“First-Tier Dispute Item” has the meaning set forth in Section 7.6(a).

“Fixtures” has the meaning set forth in the Purchase and Assumption Agreement.

“Fully Charged-off Asset” means assets subject to Failed Bank Charge-Offs that were completely charged-off by the Failed Bank and had a Book Value of zero on the Bank Closing Date.

“GAAP” means United States generally accepted accounting principles as amended or revised from time to time by the Financial Accounting Standards Board or any successor authority (including through issuance from time to time of Accounting Standards Updates).

“Holding Company” means any company owning Shares of the Assuming Institution that is a holding company pursuant to the Bank Holding Company Act of 1956, 12 U.S.C. Section 1841 et seq., or the Home Owners’ Loan Act, 12 U.S.C. Section 1461 et seq.

“Indemnification Asset” means the Assuming Institution’s estimate of its right to receive payments from the FDIC for losses on assets covered under this Agreement, based on a present value basis, of the amount and timing of the expected future cash flows to be received from the FDIC as losses occur on the covered assets, as set forth on Exhibit 5.2.

“Individual Loan and Security Agreement” or “ILSA” has the meaning set forth in Section 2.2(c), as amended, supplemented, restated or replaced from time to time.

“Informal Resolution Period” has the meaning set forth in Section 7.2.

“Investment in Subsidiary” means the amount of the Failed Bank’s direct and indirect investment in a Shared-Loss Subsidiary, including any amounts due from that Shared-Loss Subsidiary to the Failed Bank that were acquired by the Assuming Institution, calculated as of the Commencement Date.

“Intrinsic Loss Estimate” is eleven billion, seventy-three million, one hundred and seven thousand dollars ($11,073,107,000).

“Intrinsic Shared-Loss Estimate” is five billion dollars ($5,000,000,000).

“Joint Request” has the meaning set forth in Section 7.6(b).

“Laws” means all controlling federal, state and local statutes, regulations, ordinances and administrative rules and orders that have the effect of law, as well as all final, non-appealable judicial orders and opinions.

“Legal Balance” means the amount of indebtedness legally owed by an Obligor with respect to a Loan, including principal and accrued and unpaid interest, late fees, attorneys’ fees and expenses, taxes, insurance premiums, and similar charges, if any.

“Loan” has the meaning set forth in the Purchase and Assumption Agreement.

“Loss Mitigation Policies” has the meaning set forth in Section 3.2(c).

“Management Standards” has the meaning set forth in Section 3.1.

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“Market Value” has the meaning set forth in the regulation prescribing the standards for real estate appraisals used in federally related transactions, 12 C.F.R. Section 323.2(g), and accordingly shall mean the most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming that the price is not affected by undue stimulus. Implicit in this definition are the assumed consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

(a) Both the buyer and seller are typically motivated;

(b) Both parties are well informed or well advised, and acting in what they consider their own best interests;

(c) A reasonable time is allowed for exposure in the open market;

(d) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

(e) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

“Member” has the meaning set forth in Section 7.10.

“Negotiation Period” has the meaning set forth in Section 7.3.

“Net Loss Amount” means the sum of all Covered Losses minus all Covered Gains and all Recoveries during the Recovery Quarter.

“Neutral Member” has the meaning set forth in Section 7.10(a).

“New Shared-Loss Loans” means loans that would otherwise be subject to loss sharing pursuant to this Agreement that were originated after the Bid Valuation Date and before the Bank Closing Date.

“Notice of Dispute” has the meaning set forth in Section 7.3.

“Notice of Preliminary Dispute” has the meaning set forth in Section 7.1.

“Obligor” has the meaning set forth in the Purchase and Assumption Agreement.

“ORE” means, collectively, Acquired ORE and Additional ORE.

“ORE Income” means the aggregate income received by or on behalf of the Assuming Institution or its Affiliates from the operation, and any gains recognized by the Assuming Institution on the disposition, of ORE (including Subsidiary ORE). For purposes of calculating ORE Income, any gains recognized on a partial sale of any ORE are to be treated as ORE Income at the time of sale and are not to be held in any suspense or reserve account until the sale of any or all of the remaining portion of such ORE.

“Participated Loan Agreements” has the meaning set forth in Section 3.2(d)(iii).

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“Party-Appointed Arbitrator” has the meaning set forth in Section 7.10(a).

“Permitted Advance” has the meaning set forth in Section 2.7(a).

“Permitted Amendment” has the meaning set forth in Section 2.7(b).

“Person” has the meaning set forth in the Purchase and Assumption Agreement.

“Purchase and Assumption Agreement” has the meaning set forth in the introduction to this Agreement.

“Quarterly Certificate” means a certificate or certificates, signed by a Servicing Officer, and the related supporting documentation setting forth in such form and detail as the Receiver may specify from time to time the items listed at Section 5.2(a), in the form set forth in Exhibit 5.2 and delivered as set forth in Article 5.

“Receiver” has the meaning set forth in the introduction to this Agreement.

“Record” has the meaning set forth in the Purchase and Assumption Agreement.

“Recovery” has the meaning set forth in Section 2.8.

“Recovery Quarter” means a Calendar Quarter commencing with and including the first Calendar Quarter following the final Shared-Loss Quarter and ending on the Coverage Termination Date.

“Related Liability” has the meaning set forth in the Purchase and Assumption Agreement.

“Related Liability Amount” has the meaning set forth in the Purchase and Assumption Agreement.

“Related Loan” means a loan or extension of credit held by the Assuming Institution at any time on or prior to the end of the final Recovery Quarter that is:

(a) made to the same Obligor with respect to a Loan that is a Shared-Loss Asset or with respect to a Loan from which ORE (including Subsidiary ORE) derived; or

(b) attributable to the same primary Obligor with respect to any Loan described at paragraph (a) under the applicable rules of the AI Chartering Authority concerning the legal lending limits of financial institutions organized under its jurisdiction as in effect on the Commencement Date.

“Respondent Party” has the meaning set forth in Section 7.7(b).

“Respondent Party Response” has the meaning set forth in Section 7.10(a).

“Response” has the meaning set forth in Section 7.6(d).

“Review Board” has the meaning set forth in Section 7.10.

“Revised Quarterly Certificate” has the meaning Set forth in Section 2.6(b)(i).

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“Schedule 4.15B” means Schedule 4.15B to this Agreement.

“Schedule 4.15D” means Schedule 4.15D to this Agreement.

“Second Party” has the meaning set forth in Section 7.6(c).

“Servicing Officer” means an officer of the Assuming Institution involved in, or responsible for, the administration and servicing of the Shared-Loss Assets, whose name appears on a list of servicing officers that the Assuming Institution provides to the Receiver (as updated by the Assuming Institution as necessary or appropriate from time to time as such officers change).

“Settlement Interest Rate” has the meaning set forth in the Purchase and Assumption Agreement.

“Shared-Loss Asset Affiliate” has the meaning set forth in Section 3.3(c)(i).

“Shared-Loss Assets” means Shared-Loss Loans (including Subsidiary Shared-Loss Loans), ORE (including Subsidiary ORE) and Capitalized Expenditures; provided, however, that any Acquisition ORE or Additional ORE that is insured or guaranteed by any department or agency of any federal, state or local governmental unit shall not constitute a Shared-Loss Asset.

“Shared-Loss Loan Commitment” means (a) a Commitment to make a further extension of credit or a further advance with respect to an existing Shared-Loss Loan or (b) a Shared-Loss Loan with respect to which the Assuming Institution has made a Permitted Amendment.

“Shared-Loss Loan Commitment Advance” means an advance pursuant to a Shared-Loss Loan Commitment with respect to which the Assuming Institution has not made a Permitted Advance.

“Shared-Loss Loans”

(a) shall include:

(i) Loans purchased by the Assuming Institution pursuant to the Purchase and Assumption Agreement as set forth on Schedule 4.15B, including the Subsidiary Shared-Loss Loans set forth on Schedule 4.15D;

(ii) New Shared-Loss Loans purchased by the Assuming Institution pursuant to the Purchase and Assumption Agreement;

(iii) Permitted Advances;

(iv) Shared-Loss Loan Commitment Advances, if any; and

(v) Shared-Loss Loans (as described at paragraphs (b) through (d) above) with respect to which the Assuming Institution has made a Permitted Amendment;

(b) but shall not include:

(i) Consumer Loans;

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(ii) Loans, New Shared-Loss Loans, Permitted Advances or Shared-Loss Loan Commitment Advances with respect to which a Shared-Loss Subsidiary is an Obligor;

(iii) any Loan that is insured or guaranteed by any department or agency of any federal, state or local governmental unit; or

(iv) any Loan secured by stock in an insured financial institution.

“Shared-Loss Quarter” means a Calendar Quarter commencing with the initial Calendar Quarter and ending with and including the Calendar Quarter in which the fifth (5th) anniversary of the Commencement Date occurs.

“Shared-Loss Subsidiary” and “Shared-Loss Subsidiaries” mean the Subsidiary or Subsidiaries, if any, listed on Schedule 4.15D, as applicable.

“Shares” means common stock and any instrument that is, or that might become, convertible into common stock.

“Subsequent Quarterly Certificate” has the meaning set forth in Section 2.6(b)(iii).

“Subsidiary” has the meaning set forth in the Purchase and Assumption Agreement.

“Subsidiary ORE” means Acquisition ORE listed on Schedule 4.15D and owned by the Shared-Loss Subsidiary identified on that Schedule 4.15D as the owner of such Acquisition ORE.

“Subsidiary Shared-Loss Loans” means Shared-Loss Loans listed on Schedule 4.15D owned by the Shared-Loss Subsidiary identified on that Schedule 4.15D as the owner of such Shared-Loss Loans.

“Third Party Servicer” means any servicer engaged from time to time by the Assuming Institution, which may include an Affiliate of the Assuming Institution, to service the Shared-Loss Assets on behalf of the Assuming Institution or any of its Affiliates.

“Tranche 1 Amount” means a Net Loss Amount up to and including five billion dollars ($5,000,000,000).

“Tranche 2 Amount” means a Net Loss Amount in excess of the Tranche 1 Amount.

“True-Up Date” means the date that is forty-five (45) days after (a) the later to occur of the Coverage Termination Date or (b), if earlier, the disposition of all Shared-Loss Assets in accordance with this Agreement.

“Withheld Amount” has the meaning set forth in Section 2.6(a).

“Withholding Notice” has the meaning set forth in Section 2.6(b)(i).

[Signature Page Follows]

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

FEDERAL DEPOSIT INSURANCE CORPORATION, RECEIVER OF SILICON VALLEY BRIDGE BANK, NATIONAL ASSOCIATION

BY:	/s/ John Conneely
NAME:	John Conneely
TITLE:	Director, Division of Complex Institution
Supervision and Resolution

FIRST-CITIZENS BANK & TRUST COMPANY

BY:	/s/ Jeff Ward
NAME:	Jeff Ward
TITLE:	Chief Strategy Officer

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California

Exhibit 10.1

EXHIBIT 2.5

TRUE-UP

Pursuant to Section 2.5 of this Agreement, the following calculation applies to determine any payment due by the Assuming Institution to the Receiver on the True-Up Date. All capitalized terms used in this Exhibit have the meanings set forth in Article 8 of this Agreement.

X =	(A(B-C))-D
2

Where:

X = the amount payable to the Receiver pursuant to Section 2.5

A = 25% of the product of (i) multiplied by (ii), where

(i) is a fraction, the numerator of which is the Article 2 Amount and the denominator of which is the Net Loss Amount, and

(ii) is a fraction, the numerator of which is the sum of the amounts of the Shared-Loss Assets on Schedule 4.15B plus the amounts of the Investment in Subsidiary for Acquired Assets listed on Schedule 4.15D as of the Bank Closing Date and the denominator of which is the total amount of Loans, Other Real Estate and Investment in Subsidiaries transferred to the Assuming Institution as of the Bank Closing Date.

B = Intrinsic Shared-Loss Estimate minus the Net Loss Amount

C = the Acquired Asset discount bid, expressed in dollars, multiplied by a fraction, the numerator of which is the Intrinsic Shared-Loss Estimate and the denominator of which is the Intrinsic Loss Estimate

D = 2.5% of total amount of the Shared-Loss Assets on Schedules 4.15B and 4.15D as of the Bank Closing Date

** The amount payable to the Receiver pursuant to the above True-Up calculation will be capped at the amount of one billion, five hundred million dollars ($1,500,000,000).

Version 13.2 – Commercial Shared-Loss Agreement – with 8 year term	Silicon Valley Bridge Bank Santa Clara, California